March 15, 2007

Universal Explorations Corp.

30 Skyline Drive

Lake Mary, Florida 32746

Attention: Mr. Dyron M. Watford

Chief Financial Officer

Re: Participation Agreement

Caviar 3-D Amplitude Prospects

4 Well Package

Plaquemines Parish, Louisiana

Gentlemen:

This agreement, together with all exhibits attached hereto and made a part hereof (hereinafter collectively referred to as the "Agreement"), shall confirm and set forth the understanding of, and agreement to, the terms, provisions and conditions pursuant to which Universal Explorations Corp., ("Universal"), is acquiring an undivided Seven and 50/100ths percent (7.50%) of 8/8ths interest in and to the leasehold estate created by the hereinafter-identified oil, gas and/or mineral leases, insofar as said oil, gas and/or mineral leases cover the hereinafter described lands, and is agreeing to participate in the drilling and testing of a certain oil and gas exploration test well on the lands comprising "Prospect Area 1," as such term is hereinafter defined (the "Initial Test Well").

    PROSPECT AREA, LEASES AND UNIT FORMATION

      Prospect Area and Oil and Gas Leases

      Yuma Exploration and Production Company, Inc. ("Yuma"), acting by and through its duly authorized representatives, has previously acquired oil, gas and/or mineral leases covering, among other lands, approximately 932.8 acres comprising the four (4) separate Caviar 3-D Amplitude Prospects (sometimes referred to hereinafter, individually, as a "Prospect Area," or as "Prospect Area 1," "Prospect Area 3," "Prospect Area 4," and "Prospect Area 5," respectively, and collectively, as the "Prospect Areas") as described and depicted on Exhibits "A-1" to the Operating Agreement that is attached hereto as Exhibit "A" and by this reference made a part hereof (the "Operating Agreement"). Such oil, gas and/or mineral leases, insofar as such leases cover the Prospect Areas (the "Leases"), are described on Exhibit "A-2" to the aforementioned Operating Agreement.

      Included within the lands collectively comprising the Prospect Areas are lands the ownership of the fee title to which (including any water bottoms) is claimed by both the State of Louisiana and other parties. The lands included within the Prospect Areas which are claimed by both the State of Louisiana and such other parties are covered by Leases Nos. 1 and/or 2 and one or more of Leases Nos. 3 through 35, inclusive, as described on Exhibit A-2 to the Operating Agreement. In this regard, your attention is directed to Paragraph 4.3. of this Agreement.

      Formation of Units

    Effective August 1, 2006, the Commissioner of Conservation of the State of Louisiana issued Order No. 571-G, establishing for (4) single drilling and production units for the exploration for and production of gas and condensate from the Cibicidies Carstensi Zone, Reservoirs A, B, C and D in the Lake Campo Field, in Plaquemines Parish, Louisiana, designated as the CIB C RA SUA, the CIB C RB SUA, the CIB C RC SUA and the CIB C RD SUA, respectively (sometimes referred to hereinafter, individually, as a Unit, and collectively, as the "Units"). The CIB C RA SUA contains approximately 136 acres out of Prospect Area 1, including lands the ownership of which is disputed as detailed above. The CIB C RB SUA contains approximately 136 acres out of Prospect Area 3, including lands the ownership of which is disputed as detailed above. The CIB C RC SUA contains approximately 189 acres of out Prospect Area 4. The CIB C RD SUA contains approximately 93 acres out of the Prospect Area 5, including lands the ownership of which is disputed as detailed above. Each off the Units is effective with respect to the gas and condensate bearing zone underlying the lands included therein encountered between the subsurface depths of 8,600 feet and 10,350 feet (electrical log measurements) in the Pel-Tex Oil Co.-SL 6476 No. 1 Well located in Section 30, Township 16 South, Range 16 East, in Plaquemines Parish, Louisiana.

    DEFINITIONS

      Area of Mutual Interest

      The Prospect Areas as identified on the plat attached hereto as Exhibit "A-1" to the Operating Agreement shall constitute the "Area of Mutual Interest" for the Caviar 3-D Amplitude Prospects.

      Contract Depth

      The Initial Test Well is to be drilled at a mutually acceptable location on lands comprising Prospect Area 1 included within the geographical boundaries of the CIB C RA SUA, and in a good and workmanlike manner, to the lesser of (i) a subsurface true vertical depth of 11,000 feet, or (ii) a depth sufficient to penetrate and fully evaluate the stratigraphic equivalent of the K-1 sand interval as seen between the log measured depths of 11,400 feet and 11,500 feet in the Marathon White No. 1 Well located in Section 2, Township 17 South, Range 15 East, in Plaquemines Parish, Louisiana (the "Contract Depth"), unless down hole conditions preclude such well from attaining Contract Depth.

      Casing Point

    Casing Point is defined as the point at which (i) the Initial Test Well has been drilled to Contract Depth, (ii) an appropriate suite of logs and other surveys, coring and testing that a reasonable and prudent operator would undertake to determine if an attempt should be made to complete the Initial Test Well, or if the Initial Test Well should be plugged and abandoned, has been completed and the results furnished to the drilling parties, and (iii) the Operator has notified the drilling parties of its recommendation with respect to the running and setting of a production string of casing and completing the well.

    CONSIDERATION AND INTEREST ASSIGNED

      Consideration

      Upon execution of this Agreement, Universal agrees to pay One Hundred Twenty Five Thousand and No/100ths Dollars ($125,000.00) for an undivided Seven and 50/100ths percent (7.50%) of the leasehold estate and working interest created by the Leases, insofar as such Leases cover the Prospect Areas, subject to the terms hereof. Furthermore, contemporaneously with the execution of this Agreement, Universal also agrees to pay Yuma an additional Five Thousand and No/100ths Dollars ($5,000.00), representing Universal's proportionate promoted share of a $50,000.00 drilling bonus owed by Yuma and/or its assigns to Geophysical Pursuit, Inc. and WesternGeco, LLC ("GPI/WESTERNGECO") in association with the drilling of the Initial Test Well which amount will thereafter be remitted by Yuma to GPI/WESTERNGECO. In this regard, an additional $50,000.00 drilling bonus will be owed by Yuma and/or its assigns to GPI/WESTERNGECO in association with any subsequent wells drilled and/or participated in by Yuma and/or its assigns on the Prospect Areas, and Universal will be responsible for the payment of its proportionate share of each such additional drilling bonus, if any.

      3.2. Delay Rentals

      Upon receipt of a joint interest billing therefore, Universal further agrees to pay and/or reimburse Yuma for Ten and No/100ths percent (10.00%) of any delay rentals that must be paid pursuant to the terms of the Leases in order to maintain such Leases in force and effect until such time as the Initial Test Well is drilled to Casing Point. Thereafter, the payment of delay rentals under the terms and provisions of the Leases will be governed by the terms, provisions and conditions of the Operating Agreement.

      Assignment of Working Interest

      Upon Universal's payment of the consideration provided for in Paragraph 3.1. above, Yuma will execute and deliver to Universal a recordable Assignment and Bill of Sale assigning to Universal an undivided Seven and 50/100ths percent (7.50%) of 8/8ths interest in and to the leasehold estate created by the Leases, insofar as such Leases cover the Prospect Area, subject to a proportionate share of (i) the lessor's royalty burdening such Leases, and (ii) a reserved overriding royalty interest in and to production under the terms of such Leases, insofar as such Leases cover the Prospect Area, equal to the difference between twenty-eight percent (28.00%) and the total of all other burdens on production under the terms of such Leases, including the lessor's royalty (the "Yuma Management Pool ORRI"). The Yuma Management Pool ORRI will include and absorb any additional burdens on production under the terms of the Leases, insofar as such Leases cover the Prospect Area, in existence at the time of the making of an assignment to Universal of an interest therein. In the event that either of the Leases covers less than the entire mineral estate in the Prospect Area, then the Yuma Management Pool ORRI provided for herein with respect thereto shall be proportionately reduced. After retention of the Yuma Management Pool ORRI, Yuma will deliver to Universal a 72.00% net revenue interest with respect to production under the terms of the Leases, insofar as such Leases cover the Prospect Area, proportionately reduced to the Seven and 50/100ths percent (7.50%) of 8/8ths interest therein so assigned to Universal.

      Additional Burdens on Interest

      The assignment to Universal of an undivided interest in and to the Leases, insofar as such Leases cover the Prospect Area, will additionally be made subject to (i) the terms and provisions contained in the Leases, (ii) the additional burdens and obligations set forth in this Agreement (including a proportionate share of the Yuma Management Pool ORRI provided for herein), and (iii) the order of the Commissioner of Conservation of the State of Louisiana creating the aforementioned Units.

      Special Warranty and Representations

    Yuma shall warrant the title to the undivided interest in and to the Leases assigned and conveyed by Yuma unto Universal against all parties claiming or attempting to claim the same, or any portion thereof, by, through or under Yuma, but not otherwise. Yuma represents that (i) other than the Yuma Management Pool ORRI and the drilling bonus owed to GPI/WESTERNGECO provided for herein, it is unaware of any liens, claims or encumbrances affecting any of the Leases, (ii) the Leases are valid and subsisting in accordance with their terms, (iii) it has no knowledge of any claim having been made regarding failure to perform under the terms of any of the Leases, and (iv) to the best of Yuma's knowledge and belief, no default has occurred with respect to any material provision of any of the Leases.

    TERMS FOR DRILLING TEST WELL

      Operating Agreement

      Yuma and Universal agree that all drilling and operations on the Prospect Areas, the Leases, insofar as such Leases cover the Prospect Areas, and the wells drilled thereon (including the Initial Test Well) will be governed by the terms and conditions of that certain A.A.P.L. Form 610-1982 Model Form Operating Agreement and Copas 1984 Onshore Accounting Procedure Joint Operations with the modifications a copy of which is attached hereto as Exhibit "A" and which names Yuma Exploration and Production Company, Inc., as Operator. Contemporaneously with its execution of this Agreement, Universal is joining in the execution of the Operating Agreement. In association with its execution of the Operating Agreement, Universal will also execute a Memorandum of Operating Agreement which will be placed of record in Plaquemines Parish, Louisiana.

      Conflict between Agreements

      Should there be any conflict between the terms and conditions of this Agreement and the terms and conditions of the Operating Agreement, the terms and conditions of this Agreement shall control.

      Test Well Obligation

      As an integral part of the consideration being exchanged between the parties in connection with the execution and delivery of this Agreement, and as an additional inducement to Yuma to enter into this Agreement, Universal hereby obligates itself and covenants and agrees with Yuma to participate in and pay for an undivided Ten and No/100ths percent (10.00%) of the cost, risk and expense of drilling the Initial Test Well, as set forth in Article VI.A. of the Operating Agreement, to Casing Point. The Initial Test Well is currently planned to be spudded on or before July 1, 2007, and is to be drilled pursuant to the terms of the Operating Agreement to Contract Depth. The spud date is subject to rig and equipment availability, permitting, and the sale of additional interests in the Caviar 2 3-D Amplitude Prospect. Universal's share of the cost, risk and expense of the drilling of the Initial Test Well shall be remitted to Yuma, as the Operator, in accordance with the terms of the Operating Agreement. Notwithstanding any provision of this Agreement to the contrary, in the event that all parties elect to plug the Initial Test Well upon reaching Casing Point, Universal shall nevertheless bear and pay an undivided Ten and No/100ths percent (10.00%) of the costs and expenses associated with the plugging and abandonment of such well.

      As noted above, included within the geographical boundaries of the Unit created in association with each of Prospect Area 1, Prospect Area 3, and Prospect Area 5 are lands the ownership of the fee title to which (including any waterbottoms) is claimed by both the State of Louisiana and other parties. The lands claimed by both the State of Louisiana and such other parties are covered by Leases Nos. 1 and/or 2 and one or more of Leases Nos. 3 through 35, inclusive, as described on Exhibit A-2 to the Operating Agreement. In the event that the Initial Test Well and/or a substitute therefore is completed as a well capable of producing oil and/or gas from lands included within the geographical boundaries of the CIB C RA SUA and/or a well is completed on any other unit including lands the ownership of which is claimed by both the State of Louisiana and such other parties, royalties on production from such well and attributable to lands the title to which is disputed will be deposited by Yuma into the registry of a court of competent jurisdiction and the ownership thereof determined pursuant a concursus proceeding.

      "Casing Point" Election

      At such time as the Initial Test Well reaches Casing Point, Universal shall make its election pursuant to the terms and conditions of the Operating Agreement as to whether to attempt to complete the Initial Test Well, or plug and abandon the same, or perform such other operations as are provided for under the terms of the Operating Agreement.

      Failure to Participate in Test Well

      Except as otherwise provided in Paragraph 4.8. below, in the event that Universal should fail to participate in the drilling to Casing Point of the Initial Test Well or is deemed to be a non-consenting party to the drilling of such well under the terms and provisions of the Operating Agreement, in addition to any other rights or remedies at law or in equity to which Yuma may otherwise be entitled, Universal shall immediately forfeit and reassign to Yuma all of the interests in and to the Prospect Areas and the Leases acquired by Universal from Yuma free and clear of any burdens or other encumbrances created by it, or its successors or assigns, and Universal shall not be entitled to a refund of any portion of the consideration paid to Yuma pursuant to this Agreement.

      Option Test Wells and Additional Consideration

      If, and only if, Universal has participated in the drilling to Casing Point of the Initial Test Well, and has, without default, otherwise borne and paid all costs and expenses to be borne and paid by Universal in association therewith under the terms and provisions of this Agreement and/or the Operation Agreement, Universal shall have the right and option, but not the obligation, to participate in the drilling of the test well to be drilled at a mutually acceptable location on the lands included within the geographical boundaries of the Unit established in association with each of Prospect Area 3, Prospect Area 4, and Prospect Area 5, respectively, as described in Paragraph 1.2. above (each, an "Option Test Well"). Each such Option Test Well will be drilled to a subsurface depth sufficient to penetrate and fully evaluate the unitized interval underlying the Unit on which such well is to be drilled (its objective depth), and completed, or plugged and abandoned, pursuant to the Authority for Expenditure ("AFE") for the drilling of such well prepared and submitted by Yuma, as Operator. The sequence in which such wells are to be drilled, and the surface and bottom hole locations of such wells, will be selected by Yuma, as Operator; provided, however, it is agreed that the Option Test Well to be drilled on the lands included within the geographical boundaries of the Unit established in association with Prospect Area 5 will be the last of such wells drilled. Subject to the terms and provisions of this Agreement, and to Universal's election as provided hereinafter, Universal's share of the costs, risks and expenses associated with the drilling of an Option Test Well shall be borne and paid by Universal in the same manner and in the same proportions as the costs, risks and expenses associated with the drilling of the Initial Test Well, and in like manner, at such time as an Option Test Well has been drilled to its objective depth, Universal shall make its election pursuant to the terms and conditions of the Operating Agreement as to whether to attempt to complete such Option Test Well, or plug and abandon the same, or perform such other operations as are provided for under the terms of the Operating Agreement. Universal shall exercise its right and option to participate in the drilling of an Option Test Well by executing and returning to Yuma the AFE submitted for such well within thirty (30) days of Universal's receipt thereof, together with Universal's check payable to Yuma in the amount of Twenty Thousand and No/100ths Dollars ($20,000.00) representing Universal's proportionate promoted share of additional consideration thereupon owed to Yuma in association with the participation by Universal in the drilling of such Option Test Well. The failure of Universal to execute and return to Yuma the AFE for an Option Test Well together with Universal's check within the aforementioned 30-day period as provided above shall constitute Universal's irrevocable election not to participate in the drilling of such Option Test Well.

      Failure to Participate in Option Test Wells

      Except as otherwise provided in Paragraph 4.8. below, in the event that Universal should elect not to participate in the drilling to its objective depth of an Option Test Well, or be deemed to be a non-consenting party to the drilling of such well under the terms and provisions of this Agreement and/or the Operating Agreement, Universal shall immediately forfeit and reassign to Yuma all of the interests in and to and the Leases acquired by Universal from Yuma, insofar as such Leases cover the Prospect Area upon which such Option Test Well is to be drilled and/or is being drilled, together with Universal's interests in and to the Leases, insofar as such Leases cover the remainder of the Prospect Areas and lands upon which an Option Test Well in which Universal participated has not been drilled, free and clear of any burdens or other encumbrances created by it, or its successors or assigns, and Universal shall not be entitled to participate in the drilling of an additional Option Test Well or to receive a refund of any portion of the consideration paid to Yuma pursuant to the terms and provisions of this Agreement.

      Mechanical or Gulf Coast Conditions and Substitute Well

    If mechanical difficulties are experienced in the Initial Test Well and/or an Option Test Well which render further drilling of the Test Well impracticable or dangerous in the opinion of the Operator of such well prior to reaching the Contract Depth or because there is encountered in such well an impenetrable formation, heaving shale, cavity, excessive pressure or water flow, loss of circulation or any other subsurface condition, similar or dissimilar, which cannot reasonably be overcome by ordinary drilling methods ("Mechanical or Gulf Coast Conditions"), then the Operator will notify the parties participating in the drilling of such well and any one of such parties may then propose to complete, or plug and abandon, such well prior to reaching the Contract Depth. In such an event, subject to the provisions of the Leases, at any time within one hundred twenty (120) days following the release of the rig on the Test Well, any party that participated in the drilling of such well shall have the right and option, but not the obligation, to propose and cause to be commenced the actual drilling of another well to the objective depth on the lands covered by the Leases and included within the geographical boundaries of the Unit on which such well was being drilled (a "Substitute Well"). Subject to the terms and provisions of this Agreement and to their respective elections as set forth in the Operating Agreement, the costs, risks and expenses associated with the drilling of a Substitute Well shall be borne by the parties in the same manner and in the same proportions as the costs, risks and expenses associated with the drilling of the Initial Test Well and/or an Option Test Well. Any Substitute Well shall be considered for all purposes as though the same were the Initial Test Well and/or an Option Test Well, and should any party choose to participate in the drilling of a Substitute Well, then each such participating party shall be required to bear the costs, risks and expenses associated with the drilling of such well as if the Substitute Well were the Initial Test Well and/or an Option Test Well.

    In the event that the Initial Test Well fails to reach Contract Depth and/or an Option Test Well fails to reach its objective depth as set forth herein, such well may nevertheless be completed in a shallower formation(s) that is proved to be capable of commercial production from the subject wellbore by conventional engineering methods and/or log analysis. In such event, notwithstanding the provisions of Paragraph 4.5 and 4.7 above, but subject to the other terms, provisions and conditions of this Agreement, the parties participating in the drilling and completion of such well shall nevertheless be entitled to have and retain ownership of their respective interests in and to the Leases, insofar as such leases cover the Prospect Area upon which such well is situated, and such well with respect to depths therein form the surface down to 100 feet below the stratigraphic equivalent of the base of the deepest producing interval in which such well is so completed, and any party failing to participate in the completion of such well or that is deemed to be a non-consenting party to the completion of such well under the terms and provisions of the Operating Agreement shall immediately forfeit and assign to the parties that participated in such completion all of its interest in and to the Leases, insofar as such Leases cover such Prospect Area, and such well, with respect to depths therein from the surface down to 100 feet below the stratigraphic equivalent of the base of the deepest producing interval in which such well is so completed, free and clear of any burdens or encumbrances created by it, or its successors and assigns, and such party shall not be entitled to any reimbursement for any costs or expenses it has incurred.

    WELL INFORMATION AND DATA

      Copies of Information and Access to Derrick Floor

    Authorized employees, agents and representatives of each non-operating party participating in the drilling, sidetracking, completing or reworking of any well drilled on the Prospect Areas pursuant to the terms of this Agreement and/or the Operating Agreement shall be entitled to receive copies of all geological and geophysical information obtained from such operation and shall have access to the rig floor, at their own respective cost, risk and expense, to observe all operations conducted by the Operator. Operator shall provide advance notice to each of the non-operating parties in order that they may have their employees, agents or authorized representatives present to witness the running of logs, tests of shows encountered and production tests.

    OVERRIDING ROYALTY INTERESTS

      Yuma Management Pool ORRI

    All oil, gas and/or mineral leases purchased or acquired or renewed by Yuma or Universal (including those acquired by farmout or similar agreements) subsequent to the date of this Agreement within the Area of Mutual Interest shall be subject to an overriding royalty interest in favor of Yuma, or its designees, equal to the difference between twenty-eight percent (28.00%) and the total of all other burdens on production under the terms of such leases, including the lessor's royalty (the "Yuma Management Pool ORRI"); provided, however, that the Yuma Management Pool ORRI on all such subsequently acquired oil, gas and/or mineral leases shall in no event be less that 2.00% of 8/8ths. Notwithstanding the foregoing provisions of this Paragraph 6.1., in the event that any such lease covers less than the entire mineral estate in the lands covered thereby, or if less than all of the working interest is acquired in any such lease, then the overriding royalty interest provided for herein shall be proportionately reduced. This overriding royalty interest shall be borne by the parties hereto in proportion to their ownership in such subsequently acquired oil, gas and/or mineral leases.

    CENTRAL FACILITY AND PIPELINE

      Construction of Central Facility and Pipeline to TSEGG's Meter Platform

    Yuma has determined that the most cost effective means of transporting gas produced from all wells drilled and completed on the Prospect Area will be to utilize the services of Texas Southeastern Gas Gathering Company ("TSEGG"). As such, gas produced from all wells drilled and completed on the Prospect Area will be transported by TSEGG from a central facility to be constructed by Yuma, as the Operator of the Caviar 2 3-D Amplitude Prospect (the "Central Facility"), through a proposed four (4) inch pipeline (the "Pipeline") which, following installation, will connect the Central Facility to TSEGG's Lake Campo tap and meter platform situated at TSEGG's existing twelve (12) inch pipeline located approximately 4 miles northeast of the Prospect Area. The cost and expense of the construction and installation of flow lines, gathering lines and/or pipelines from wells drilled and completed pursuant to the terms of this Agreement and/or the Operating Agreement will be borne by the parties participating in the completion of such wells. The cost and expense of the construction and installation of the Central Facility and Pipeline will be allocated ratably to the wells utilizing the Central Facility and the Pipeline and the share of such cost and expense allocated to each of such wells will be borne by the parties participating in the completion of such wells and/or their respective successors and assigns in the same proportions as the cost, risk and expense borne by such parties in the completion of such wells. The Central Facility and the Pipeline will be owned by the parties participating in the completion of such wells in the same proportions; provided, however, that the Central Facility and the Pipeline will be operated by Yuma pursuant to an operations and maintenance agreement which will name Yuma, as the operator of the Central Facility and the Pipeline. TSEGG will provide marketing, allocation, operation, maintenance and metering facilities at the custody transfer point for all gas volumes transported through the Pipeline.

    NOTICES

      Written or Fax Notification

      All notices that are required or authorized to be given hereunder, except as otherwise specifically provided herein, shall be given in writing personally, or by mail, overnight courier service, telex or telecopier, postage or charges prepaid, and addressed to the party to whom such notice is given as follows:

Yuma Exploration and Production Company, Inc.	Universal Explorations Corp.
1177 West Loop South, Suite 1825	30 Skyline Drive
Houston, TX 77027	Lake Mary, Florida 32746
Attn: Mr. Michael M. Hinze, CPL	Attn: Mr. Dyron M. Watford
Vice President - Land	Chief Financial Officer
Phone: (713) 968-7068	Phone: (800) 975-2076
Fax: (713) 968-7021	Fax: (800) 805-4561

      Receipt of Notice

      The originating notice to be given under any provisions hereof shall be deemed given when received by the party to whom such notice is directed and the time for such party to give any response thereto shall run from the date the originating notice is received. Any subsequent responsive notice shall be deemed given when deposited with the U.S. Post Office or overnight courier service, with postage or charges prepaid, or when actually received if given personally or sent by telex or telecopier and received between the hours of 8:00 A.M. and 5:00 P.M. local time where notice is received. If received during other hours or on Saturday, Sunday or a federal holiday, such notice shall be deemed to be received at 8:00 A.M. on the next day which is not a Saturday, Sunday or federal holiday. Any notice(s) and/or response(s) which may be made by telephone must be directly to a person, and not by recorded message, and must be confirmed in writing within forty-eight (48) hours thereafter, exclusive of Saturday, Sunday and legal holidays, consistent with the other provisions hereof.

      Change of Address

    Each party shall have the right to change its address at anytime, and from time to time, by giving written notice thereof to the other parties.

    GENERAL TERMS

      Applicable Law

      This Agreement and all operations conducted on the Area of Mutual Interest and the Leases shall be subject to all valid and applicable laws, orders, rules and regulations of any governmental authority having jurisdiction over such operations. ALL QUESTIONS ARISING OUT OF THIS AGREEMENT OR THE VALIDITY, INTERPRETATION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF LOUISIANA, EXCEPT FOR ANY RULE OF LAW OF THE STATE OF LOUISIANA WHICH WOULD MAKE THE LAW OF ANY OTHER JURISDICTION APPLICABLE. THE PARTIES HEREBY SPECIFICALLY AGREE THAT ANY SUIT OR PROCEEDING (INCLUDING ANY ALTERNATIVE DISPUTE RESOLUTION PROCEEDING) SHALL BE HELD IN HARRIS COUNTY, TEXAS.

      No Mining Partnership or Joint Venture

      The obligations of the parties hereunder are intended to be separate and not joint or collective, and nothing in this Agreement nor any act by Yuma or Universal shall ever be construed or implied as creating a mining partnership, commercial partnership, or other partnership relation; it being the intention of the parties hereto not to create, and this Agreement shall never be construed to create, a mining or other partnership or joint venture.

      Separate Liability

      Each party's obligations as set out in this Agreement are several and not joint and each party shall be individually responsible for its own obligations as set out in this Agreement and in the Operating Agreement.

      Successors and Assigns

      This Agreement shall inure to the benefit of and be binding upon Yuma and Universal and their respective successors and assigns; and this Agreement shall constitute a covenant running with the Leases and the lands covered thereby.

      Assignability

      This Agreement and the undivided interest in and to the Leases assigned and conveyed to Universal pursuant to the terms of this Agreement may be assigned or transferred, in whole or in part, without the prior written consent of Yuma; provided, however, that any such assignment shall nevertheless be void unless it is made expressly subject to this Agreement.

      Acknowledgement and Disclaimer

      UNIVERSAL represents and acknowledges that it is knowledgeable of the oil and gas business and of the usual and customary practices of producers such as YUMA and that UNIVERSAL has had access to the LeaseS, the offices and employees of YUMA, and the books, records and files of YUMA relating to the LeaseS in making the decision to enter into this Agreement and consummate the transactions contemplated hereby. UNIVERSAL has relied solely on the basis of its own independent due diligence investigation of the LeaseS and, accordingly, UNIVERSAL acknowledges that YUMA has not made, and YUMA hereby expressly disclaims and negates, any representation or warranty, express, implied, OR ARISING AT common law, by statute or otherwise, relating to the LeaseS including, without limitation, any representation or warranty with respect to title to the LeaseS (except as to the Special Warranty of title and the other representations expressly provided FOR in paragraph 3.5. OF this Agreement) or the quality, quantity or VALUE of the reserves of oil, gas or other hydrocarbons in or under the LeaseS. UNIVERSAL acknowledges that the disclaimers contained in this paragraph are "conspicuous" for purposes of any applicable state or federal law, rule, regulation or order.

      Acknowledgement and Representations of Universal

      Universal represents and acknowledges that, prior to entering into this Agreement, Universal was advised by and has relied solely on its own legal, tax and other professional counsel concerning this Agreement, the Prospect Area, the Leases and the value thereof. Universal represents and acknowledges that it is able to bear the economic risk of any oil and gas investment Universal is obligated to or might choose to make in the Prospect Area, the Leases and well(s) to be drilled thereon and that Universal is capable of evaluating the merits and risks of investments in the Prospect Area, the Leases and well(s) to be drilled thereon. Universal represents and acknowledges that it is acquiring an interest in the Prospect Area and the Leases for its own account and not for distribution or resale in any manner that would violate any state or federal law, rule, regulation or order.

      9.8. Alternative Dispute Resolution

      All controversies, claims and disputes (collectively, a "Dispute") arising under or relating to this Agreement, including tort claims and including the issue of arbitrability, shall first be negotiated as provided below, and if that is not successful, submitted to mediation and if that is unsuccessful then to binding arbitration under the procedures hereafter detailed.

      (i) Negotiation When a Dispute has arisen between the parties and negotiations between the persons ordinarily having direct responsibility for resolving such Dispute have reached an impasse, either party may give the other written notice of such Dispute which notice shall reasonably describe and identify the subject matter of the Dispute. In such event, the parties shall attempt to resolve the Dispute promptly by negotiation between executive level employees of each of the parties who are at a higher management level than the persons who otherwise have direct responsibility for resolving the Dispute. Within ten (10) days following the receipt of a notice of a Dispute, the receiving party will provide the other party with a written response. Thereafter, the executive level employees of the parties will promptly confer in person or by telephone in good faith in an effort to resolve the Dispute. All reasonable requests for information regarding the Dispute made by one party to the other party will be honored.

      (ii) Mediation

      If the Dispute has not been resolved by negotiation within ten (10) following the receipt by the originating party of the receiving party's written response, or if the parties have failed or refused to confer within twenty (20) days following the receipt by the receiving party of the notice of a Dispute the parties shall attempt to resolve the Dispute by mediation, as defined in Section 154-023 of the Texas Civil Practices and Remedies Code. Mediation shall be initiated by written notice from one party to the other. The notice shall reasonably describe and identify the issues or claims to be mediated. The receiving party may respond with a written notice of additional issues or claims to be mediated within seven (7) following its receipt of the original mediation notice.

      Within thirty (30) days following the receipt of the written notice of mediation, the parties will attempt in good faith to mediate the issues or claims identified in the notice, and any additional issues or claims identified in writing to the other party by the party receiving the notice, pursuant the Mediation Procedures of the CPR International Institute for Conflict Prevention & Resolution ("CPR") in effect as of the date of this Agreement. Unless otherwise agreed, the parties will select a mediator from the CPR Panels of Distinguished Neutrals.

      (iii) Confidentiality of Negotiations and Mediation All negotiations and proceedings conducted pursuant to the foregoing provisions of this Paragraph 9.8. shall be kept confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence and any additional confidentiality protections afforded by applicable law.

      (iv) Arbitration

      If a Dispute is not resolved by mediation as provided above within forty five (45) days following the initiation of such procedure, such Dispute shall then be submitted to binding arbitration in accordance with the CPR Rules for Non-Administered Arbitration (the "CPR Rules") in effect as of the date of this Agreement. Either party may initiate a binding arbitration proceeding by filing a statement of claim any time after the expiration of the forty five (45) day period allowed for mediation; provided, however, that if either party failed to participate in mediation as provided above, the other party may initiate a binding arbitration proceeding prior to the expiration of the aforementioned forty five (45) day period.

      The arbitration proceeding shall be conducted by a person mutually agreeable to both parties and knowledgeable and experienced in the type of matter that is the subject of the Dispute. If the parties cannot agree upon an arbitrator within fifteen (15) days following the initiation of the arbitration procedure by the filing of a statement of claim, then the arbitrator shall be selected from the CPR Panels of Distinguished Neutrals pursuant to the CPR Rules; provided, however, that if the amount in controversy exceed $1,000,000.00, either party may require that the arbitration proceeding be conducted by three independent and impartial arbitrators, in which case each party shall within fifteen (15) days thereafter select as its designated arbitrator a person that it believes to have the necessary qualifications, and such designated arbitrators shall thereafter mutually agree upon a similarly qualified third person to complete the arbitration panel and serve as its chairman. In the event that the persons selected by the parties as such designated arbitrators are unable to agree upon the third member of the arbitration panel within ten (10) days following the selection of the latter of the two designated arbitrators, then the third member of the arbitration panel will be selected from the CPR Panels of Distinguished Neutrals pursuant to the CPR Rules. Former employees or former attorneys of the parties may not be selected as arbitrators.

      The arbitration procedure shall be governed by the Federal Arbitration Act, 9 U.S.C. 1-16 to the exclusion of state laws inconsistent therewith, and judgment upon an award rendered by the arbitrator(s) entered by any court having jurisdiction. The arbitrator(s) shall award reasonable attorneys fees, and pre-award interest and post-award interest on any amounts awarded, in accordance with the laws of state in which the Prospect Area is situated.

      All arbitrations shall occur in Houston, Texas.

      (v) Limitations Tolling During Alternative Dispute Resolution The statute of limitations of the state in which the Prospect Area is situated applicable to the commencement of a lawsuit with respect to the matters which are the subject of an arbitration proceeding shall apply to the commencement of an arbitration proceeding pursuant to this Agreement, except that no limitations defenses shall be available based upon the passage of time during any negotiation or mediation pursuant to the preceding provisions of this Paragraph 9.8.

      (vi) No Punitive Damages No punitive damages are recoverable in an arbitration proceeding. The arbitrator(s) are not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover any punitive or exemplary damages with respect to any Dispute between them.

      9.9. Paragraph Headings

      The paragraph headings used in this Agreement are inserted for convenience only and shall be disregarded in construing this Agreement.

      Invalidity of a Provision

      If any one or more of the provisions of this Agreement shall be determined to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired, and the offending provision or provisions shall be reformed and the remaining provisions interpreted so as to give effect, to the maximum extent permissible, to the agreement of the parties as set out herein.

      Waiver of Defaults and Breaches

      No waiver by either party of any one or more defaults or breach by the other party in the performance of this Agreement shall operate or be construed as a waiver of any future default or breach by the same party, whether of a like or different character.

      Entirety Clause

This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions among the parties with respect to such subject matter. No representations, inducements, promises, or agreements, oral or otherwise, which are not embodied in this Agreement shall be of any force or effect.

If the foregoing terms and conditions confirm your understanding of our agreement, please execute in the space provided below for your signature and return one (1) fully executed original of this Agreement along with your check for One Hundred Thirty Thousand and No/100ths Dollars ($130,000.00), being the sum of the consideration initially owed by Universal to Yuma to acquire an interest in the Prospect Areas and the Leases and Universal's proportionate promoted share of the drilling bonus owed by Yuma and/or its assigns to GPI/WESTERNGECO as provided in Paragraph 3.1. above.

This Agreement will be void if it is not executed by Universal and returned to Yuma along with Universal's check in the amount specified above by March 30, 2007.

Yours very truly,

YUMA EXPLORATION AND PRODUCTION COMPANY, INC.

Sam L. Banks, President

ACCEPTED AND AGREED TO

THIS 28th DAY OF MARCH, 2007.

UNIVERSAL EXPLORATIONS CORP.

By: _/s/ Dyron M. Watford_______

Name: ___Dyron M. Watford_______

Title: ___CFO___________________